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                                                                   EXHIBIT 23(k)

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Corporate Express, Inc. pertaining to the Corporate Express, Inc. Stock Option Plan for United TransNet, Inc. Optionholders and the Corporate Express, Inc. Stock Option Plan for Courier Dispatch Optionholders of our report dated May 1, 1996 with respect to the financial statements of Eddy Messenger Service, Inc. included in the Registration Statement (Form S-4 No. 333-13217) and related Prospectus of Corporate Express, Inc. for the registration of shares of its common stock, dated October 1, 1996, filed with the Securities and Exchange Commission.


/s/ Ernst & Young
White Plains, New York
November 13, 1996